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EXHIBIT NO. 21.1


                         SUBSIDIARIES OF FIBERCHEM, INC.


              NAME                                    STATE OF INCORPORATION
              ----                                    ----------------------

     FCI Environmental, Inc. (formerly FCI
     Instruments, Inc.)                                       Nevada
     Fiberoptic Medical Systems, Inc. (inactive)              Nevada
     PetroTester, Inc. (inactive)                             New Mexico